                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            TERRA INDUSTRIES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                March 21, 2001



Dear Stockholder:

         It is a pleasure for us to extend to you a cordial invitation to attend the annual meeting of stockholders of Terra Industries Inc. to be held at 9:00 a.m., central daylight time, on Thursday, April 26, 2001 at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa.

         The accompanying notice of meeting and proxy statement describe the matters to be considered and voted upon at the annual meeting. There will also be a report to stockholders on Terra and its business, and stockholders will have an opportunity to discuss matters of interest concerning Terra.

         We hope all stockholders will be able to attend this meeting. Please check the appropriate box on your proxy card if you plan to attend.

         It is important that you be represented whether or not you plan to attend the annual meeting personally. Please promptly complete, date and return your proxy card in the enclosed return envelope to ensure that your vote will be received and counted.

         On behalf of the Board of Directors and management, we would like to express our appreciation for your support during 2000. We look forward to seeing you at the meeting.




         Burton M. Joyce                                 William R. Loomis, Jr.
         President and Chief Executive Officer           Chairman of the Board

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                 ---------------------------------------------

To the Stockholders:

         The annual meeting of the stockholders of Terra Industries Inc. ("Terra") will be held at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa, on Thursday, April 26, 2001 at 9:00 a.m., central daylight time, for the following purposes:

         (a)   to elect directors to Terra's Board of Directors;

         (b) to ratify the selection by the Board of Directors of the firm of Deloitte & Touche LLP as Terra's independent accountants for 2001; and

         (c) to transact such other business as may properly come before the annual meeting.

         Only stockholders of record of Terra's common stock at the close of business on February 26, 2001 are entitled to notice of, and to vote at, the annual meeting.



                                          George H. Valentine
                                          Senior Vice President, General Counsel
                                          and Corporate Secretary


March 21, 2001

                                PROXY STATEMENT

General

         The annual meeting of the stockholders of Terra Industries Inc. will be held at the Sioux City Convention Center, 801 Fourth Street, Sioux City, Iowa, on Thursday, April 26, 2001 at 9:00 a.m., central daylight time.

         The mailing address of Terra's principal executive offices is Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000. This proxy statement and the accompanying proxy are first being sent or given to stockholders on or about March 22, 2001.

         The accompanying proxy form is solicited by Terra's Board of Directors. It may be revoked at any time before it is voted at the annual meeting by giving written notice to the Corporate Secretary. These proxies, if properly executed, duly returned and not revoked, will be voted for the election of directors, except to the extent the stockholder withholds voting authority. Such proxies will also be voted on the other matters described in this proxy statement, in accordance with the instructions in the proxy. The Board of Directors is not aware on the date hereof of any matter proposed to be presented at the annual meeting other than the election of directors and the ratification of its selection of independent accountants. The persons named in the accompanying form of proxy will have discretionary authority to vote on any other matter that is properly presented at the meeting, according to their best judgment. A stockholder's presence at the annual meeting does not of itself revoke the proxy.

Securities Entitled to Vote

         The only securities entitled to be voted at the annual meeting are shares of Terra's common stock. Only holders of common stock at the close of business on the record date, February 26, 2001, are entitled to vote. Each share of common stock is entitled to one vote, and all shares vote together as a single class. There were 75,884,687 shares of common stock issued and outstanding on February 26, 2001.

Vote Required

         Stockholders are entitled to cast one vote for each director nominated to the Board of Directors for each share of common stock held on the record date. Cumulative voting is not permitted. Stockholders are also entitled to one vote per share on each other matter voted upon at the annual meeting. To be elected, a director-nominee must receive over half the votes present at the meeting for purposes of a quorum in person or by proxy and actually cast in the election of directors. Shares of stockholders abstaining from voting, but otherwise present at the meeting in person or by proxy, will be included with broker non-votes and voted shares in determining the number of shares present at the meeting. Such abstaining shares and broker non-votes, however, will not be counted as a vote for or against any director-nominee or as a vote for or against any other matter.

         Taurus International S.A. ("Taurus") on the record date owned 49.5% of Terra's outstanding common stock. Taurus is incorporated under the laws of Luxembourg as a societe anonyme and is a wholly-owned subsidiary of Anglo American plc ("Anglo American"), a company incorporated under the laws of England and Wales as a public limited company. Terra has been advised by Taurus that these shares will be voted for the election of the director-nominees described in this proxy statement. They will also be voted for the ratification of the Board of Directors' selection of Deloitte & Touche LLP as Terra's independent accountants for 2001. As a result, these votes together with the votes of Terra's management ensure the election of these directors and the ratification of such selection.

                             ELECTION OF DIRECTORS

Nominees

         Up to ten directors comprise Terra's Board of Directors. Each is elected to hold office for a term expiring with the next-occurring annual meeting (or earlier with the election and qualification of a successor) or upon resignation or removal. The affirmative vote of over half the votes present at the annual meeting, entitled to be cast for a director-nominee and actually cast in the election of directors, is required for election to the Board. Unless otherwise indicated, proxies in the accompanying form will be voted for the nominees named below or for any successor nominee designated by the Board. Such a successor nominee would be designated only in the unlikely event that a nominee named below becomes unable or unwilling to serve as a director before the election. All of the nominees named below are incumbent directors. Set forth below opposite the name and age of each nominee are his or her present positions and offices with Terra, his or her principal occupations during the past five years, and the year in which he or she was first elected a director:

                                             Present Positions and Offices with Terra and                      Year First
         Name and Age                      Principal Occupation During the Past Five Years                  Elected Director
         ------------                      -----------------------------------------------                  ----------------
Edward G. Beimfohr (68)          Partner, Windels, Marx, Lane & Mittendorf (a New York law firm)                  1994
                                 since prior to 1990.

Carole L. Brookins (57)          Founder, Chairman and Chief Executive Officer of World Perspectives,             1993
                                 Incorporated (an information, analysis and consulting firm specializing in agricultural policies, markets and issues) since 1980.

Edward M. Carson (71)            Retired; Chairman of the Board and Chief Executive Officer of First              1983
                                 Interstate Bancorp (a bank holding  company) from June 1990 to May 1995 and President thereof from January 1985 to May 1990.

Thomas H. Claiborne (36)         Senior Vice President Administration and Secretary to the Executive              1999
                                 Committee of Anglo American plc (an international natural resources company) since January 2001; Vice President Administration and Secretary
                                 to the Executive Committee of Anglo American plc from May 1999 to December
                                 2000; Vice President of Minorco Services (UK) Ltd. from December 1996 to
                                 May 1999; and Executive - Corporate Finance thereof from November 1995 to
                                 December 1996.

Eric K. Diack (43)               Executive Vice President - Finance of Anglo Industries and the                   1999
                                 Anglo Ferrous Metals Division of Anglo American plc; Finance
                                 Director of Anglo American Industrial Corporation Ltd. from 1997 to 1999; and Executive Director thereof from 1996 to 1997.

David E. Fisher (58)             Retired; Finance Director of Minorco (an international natural                   1993
                                 resources company) from January 1990 to May 1999.

Burton M. Joyce (59)             President and Chief Executive Officer of Terra since May 1991;                   1986
                                 Executive Vice President and Chief Operating Officer thereof from
                                 February 1988 to May 1991.

William R. Loomis, Jr. (52)      Chairman of the Terra Board of Directors since May 1996;  Chief                  1996
                                 Executive Officer of Lazard LLC (an investment banking firm) since
                                 November 2000; Managing Director thereof from June 1995 to November
                                 2000; General Partner in the Banking Group of Lazard Freres & Co. from
                                 1984 to June 1995.

                                             Present Positions and Offices with Terra and                      Year First
         Name and Age                      Principal Occupation During the Past Five Years                  Elected Director
         ------------                      -----------------------------------------------                  ----------------
John R. Norton III (71)          Chairman and Chief Executive Officer of J. R. Norton Company (an                  1993
                                 agricultural production company) since 1972. Between May 1985 and
                                 February 1986, Mr. Norton served as a U.S. Deputy Secretary of
                                 Agriculture and was not an officer of J. R. Norton Company during that period.

Henry R. Slack (51)              Chairman of Task (USA) Inc. (a private investment firm) since September           1983
                                 1999; Chief Executive and Director of Minorco from 1992 to 1999.

         The Board of Directors recommends that you vote FOR the election of each of the above-named director-nominees.

         Several directors are also on the boards of directors of other companies subject to the reporting requirements of the U.S. federal securities laws. Mr. Carson is a director of Schuff Steel Company; Mr. Diack is a director of McCarthy Retail Ltd.; Mr. Joyce is a director of IPSCO Inc.; Mr. Norton is a director of Apollo Group, Inc.; and Mr. Slack is a director of Engelhard Corporation and South African Breweries PLC.

Board of Directors and Committees

         The Board of Directors held four regular meetings in 2000. Each director attended at least 75% of the total number of meetings of the Board and of Board committees of which he or she was a member.

         The Board of Directors has an audit committee, an executive committee and a personnel committee. The Board does not have a nominating committee. The audit committee met three times in 2000 and is currently comprised of Ms. Brookins, Mr. Fisher and Mr. Norton. The audit committee reviews Terra's procedures for reporting financial information to the public. Each year this committee recommends to the full Board a firm of independent accountants to audit and review Terra's books and records. The committee reviews the scope of such audit, related reports and recommendations and any non-audit services provided by such firm. Terra's internal audits, reports and related recommendations are also reviewed by the audit committee.

         All of the members of the audit committee are independent as defined in the New York Stock Exchange ("NYSE") listing standards with the exception of Mr. Fisher. At the May 2, 2000, Board meeting, the Board of Directors exercised its business judgment and determined to override Mr. Fisher's technical noncompliance with the NYSE's independence standard (i.e., it has been less than
                                                     ---
three years since Mr. Fisher's departure from Minorco, an affiliate of the Corporation) because (i) Mr. Fisher is in fact no longer an officer or employee of any affiliated corporation, and he has no other continuing relationship with any affiliated corporation (other than receiving employee benefits previously earned during his employment at Minorco); and (ii) Mr. Fisher's considerable accounting and financial management expertise would be of substantial benefit, and in fact is necessary, to the sound deliberations of the audit committee. Mr. Fisher is the retired former finance director of Minorco and has no current relationship to Terra or its affiliates other than as a director.

         The executive committee, which did not meet last year, is currently comprised of Messrs. Carson, Joyce, Loomis and Slack. The executive committee is authorized to exercise, to the extent permitted by law, all the power and authority of the Board of Directors in the management of Terra between meetings of the Board.

         The personnel committee held two regular meetings last year and is currently comprised of Messrs. Beimfohr, Carson and Slack. Its functions include recommending to the Board of Directors the appointment of Terra executive officers and establishing the compensation to be paid to such individuals. The committee also administers certain employee benefit plans, establishes and in consultation with management, administers compensation guidelines and personnel policies. See the "Report on Executive Compensation," below.

         The Board of Directors establishes special committees of the Board from time to time. The specific functions of such committees are determined at the time of establishment. In addition, the Board and its committees occasionally take action by unanimous written consent in lieu of a meeting.

Equity Security Ownership

         Principal stockholders. The following table shows the ownership of Terra securities as of December 31, 2000 by the only persons known to Terra to beneficially own more than five percent of any class of Terra voting securities. The information in this table is based on information reported to Terra by or on behalf of such persons:

     ===========================================================================================================

           NAME AND ADDRESS OF               TITLE OF             AMOUNT AND NATURE OF          PERCENTAGE OF
            BENEFICIAL OWNER                  CLASS               BENEFICIAL OWNERSHIP              CLASS
     -----------------------------------------------------------------------------------------------------------
       Taurus International S.A.           Common Stock      37,560,725 sole voting and             49.5%
       9 rue Sainte Zithe                                    investment power
       L-2763 Luxembourg City
       Grand Duchy of Luxembourg
     -----------------------------------------------------------------------------------------------------------

       Anglo American plc                  Common Stock      37,560,725 sole voting and             49.5%
       20 Carlton House Terrace                              investment power through
       London SW1Y 5AN                                       its subsidiary Taurus
       England                                               International
     -----------------------------------------------------------------------------------------------------------

       Dimensional Fund Advisors Inc.      Common Stock      5,286,500 sole voting and              7.0%
       1299 Ocean Avenue, 11/th/ Fl.                         investment power
       Santa Monica, CA 90401

     ===========================================================================================================


         Taurus International S.A. is a company incorporated under the laws of Luxembourg as a societe anonyme and is wholly-owned by Anglo American plc ("Anglo American"), a company incorporated under the laws of England and Wales as a public limited company. Anglo American, with its subsidiaries and associates, is a world leader in gold, platinum group metals, diamonds and coal, with significant interests in base and ferrous metals, industrial minerals and forest products. The capital stock of Anglo American is owned in part as follows: approximately 28.7%, directly or through subsidiaries, by De Beers Consolidated Mines Limited ("De Beers"), a publicly-held mining and investment company, and approximately 6.7%, directly or through subsidiaries, by De Beers Centenary AG ("Centenary"), a publicly-held Swiss diamond mining and investment company. Approximately 28.7% of the capital stock of Centenary and approximately 32.2% of the capital stock of De Beers is owned, directly or through subsidiaries, by Anglo American. De Beers owns approximately 11.3% of Centenary.

         Mr. Nicholas F. Oppenheimer, Deputy Chairman and a director of Anglo American and Chairman and a director of Centenary and De Beers, has an indirect partial interest in approximately 7.2% of the outstanding shares of Anglo American.

         Directors and Officers. The following table shows, as of December 31, 2000, the number of shares of Terra common stock owned by (1) each director-nominee; (2) Terra's chief executive officer (who is also a director);
(3) the four other most highly-compensated executive officers; and (4) all directors and such executive officers as a group.

                                                                            Shares of Common Stock
              Name                                                           Beneficially Owned/1/
              ----                                                           ------------------ -
         E.G. Beimfohr...................................................           21,000
         M.L. Bennett....................................................          259,531
         C.L. Brookins...................................................           17,200
         E.M. Carson.....................................................           17,000
         T.H. Claiborne..................................................           16,250
         E.K. Diack......................................................           16,000
         D.E. Fisher.....................................................           16,250
         B.M. Joyce......................................................        1,171,371
         W.R. Loomis, Jr.................................................          145,000
         F.G. Meyer......................................................          249,132
         J.R. Norton III.................................................           19,741
         W.M. Rosenbury..................................................          301,215
         H.R. Slack......................................................           18,916
         G.H. Valentine..................................................          247,237

         Directors and all such executive officers as a group............        2,515,843

__________________________

/1/ Each director-nominee or executive officer has sole voting and investment power over the shares shown as beneficially owned. Mr. Joyce beneficially owned 1.5% of Terra's issued and outstanding common stock. Each other director-nominee and executive officer individually and beneficially owned less than one percent, and the directors and executive officers as a group owned 3.3% of Terra's issued and outstanding common stock. These share numbers include ownership of restricted common stock, which is subject to certain performance-related vesting conditions, and shares held under Terra's Employees' Savings and Investment Plan. On February 28, 2001, certain restricted common stock granted on November 2, 1994, was forfeited, the performance-related vesting conditions not having been met by a February 28, 2001 expiration date. Accordingly, on the latter date, the number of shares cancelled for four of the above-named executive officers was as follows: Mr. Bennett (12,000); Mr. Meyer (12,000); Mr. Rosenbury (16,000); and Mr. Valentine (10,000). Those shares, while cancelled, are included in the December 31, 2000 totals shown above.

     The shares shown above also include shares acquirable pursuant to stock options which are currently exercisable. Upon such exercise, the option holders would acquire shares as follows: Mr. Beimfohr (6,000); Mr. Bennett (53,333); Ms. Brookins (6,000); Mr. Carson (6,000); Mr. Claiborne (6,000);
     Mr. Diack (6,000); Mr. Fisher (6,000); Mr. Joyce (563,333); Mr. Loomis (25,000); Mr. Meyer (33,333); Mr. Norton (6,666); Mr. Rosenbury (53,000);
     Mr. Slack (6,666); and Mr. Valentine (30,000) and all directors and executive officers as a group (807,331).

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires Terra's executive officers, directors and beneficial owners of more than ten percent of Terra's common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership of the stock with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange ("NYSE"). Executive officers and directors are required by SEC regulations to furnish Terra with copies of all Section 16(a) reports they file. All of Terra's executive officers, directors and beneficial owners of more than ten percent of Terra's common stock have timely filed all reports required under Section 16(a). This conclusion is based solely on a review of the copies of such filings furnished to Terra and of written representations from Terra's executive officers and directors.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

         The following table provides a summary of compensation paid or accrued by Terra to or on behalf of certain Terra executive officers. These officers include Terra's chief executive officer and each of Terra's four other most highly compensated executive officers. These executive officers are those in office as of December 31, 2000 and are collectively referred to below as the "named executive officers." Compensation information is provided for the years 2000, 1999 and 1998.

                          SUMMARY COMPENSATION TABLE

===================================================================================================================================

                                                                                                                      All Other
                               Annual Compensation                                     Long-Term Compensation      Compensation/6/
                                                                                                                                -
-----------------------------------------------------------------------------------------------------------------------------------
                                                                       Other                           Securities
         Name and                                                      Annual          Restricted      Underlying
    Principal Position             Year  Salary/1/   Bonus/2/     Compensation/3/  Stock Award(s)/4/    Options
                                                -          -                   -                  -
-----------------------------------------------------------------------------------------------------------------------------------
Burton M. Joyce                    2000  $502,501      75,000            $10,138            $412,500/5/          -         $ 8,143
                                                                                                     -
President and                      1999   612,020          --                 --                  --       415,000           8,145
Chief Executive Officer            1998   686,347          --              5,863             575,000            --          30,169

-----------------------------------------------------------------------------------------------------------------------------------
Michael L. Bennett                 2000   310,577      55,000              4,284             206,250/5/         --           8,458
                                                                                                     -
Exec. Vice President, Chief        1999   322,346          --                 --                  --       160,000          13,715
Operating Officer and President,   1998   339,616          --              2,320             287,500            --          14,923
Nitrogen Division
-----------------------------------------------------------------------------------------------------------------------------------
Francis G. Meyer                   2000   226,539      23,000              4,749             165,000/5/         --           8,446
                                                                                                     -
Sr. Vice President and             1999   235,124          --                 --                  --       100,000           9,558
Chief Financial Officer            1998   255,655          --              1,830             287,500            --          10,380

-----------------------------------------------------------------------------------------------------------------------------------
W. Mark Rosenbury                  2000   208,827      24,000             20,798/7/          154,688/5/         --           9,571
                                                                                 -                   -
Sr. Vice President and             1999   211,296          --             40,075/8/               --        90,000           9,610
                                                                                 -
Chief Administrative Officer       1998   221,731          --             50,388/9/          212,750            --          10,049
                                                                                 -
-----------------------------------------------------------------------------------------------------------------------------------
George H. Valentine                2000   207,385      23,000              2,253             154,688/5/         --           8,430
                                                                                                     -
Sr. Vice President,                1999   215,231          --                 --                  --        90,000           8,041
General Counsel                    1998   231,424          --              1,348             201,250            --           9,394
and Corporate Secretary

===================================================================================================================================

/1/ For all years includes amounts deferred at the election of the named executive officer under Terra's Employees' Savings and Investment Plan and Supplemental Deferred Compensation Plan.

/2/  "Bonus" includes, for the applicable year of service, amounts awarded under
 - Terra's Incentive Award Program for Officers and Key Employees and includes portions thereof deferred at the election of the named executive officer under Terra's Supplemental Deferred Compensation Plan. Bonuses earned in one year are paid in the following year. Each year shown therefore indicates the salary earned and paid in that year and any bonus earned in that year and paid in the next year.

/3/  "Other Annual Compensation" includes tax reimbursements or "gross-ups" with
 - respect to certain perquisites provided to the named executive officers. While the named executive officers receive certain other perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus, except for Mr. Rosenbury as described below.

/4/  This item shows the grant date value of restricted stock awards.  The
 - number of such shares still subject to restriction and the value thereof (shown in parenthesis), at December 31, 2000 by each of the named executive officers is: Mr. Joyce: 200,000 ($500,000); Mr. Bennett: 112,000
     ($280,000); Mr. Meyer: 92,000 ($230,000); Mr. Valentine: 85,000 ($212,500)
     and Mr. Rosenbury: 91,000 ($227,500). During the restricted period, a holder of restricted shares is entitled to all benefits incidental to ownership of Terra common stock, including voting such shares and receiving such dividends as from time to time may be declared by the Board of Directors.

/5/ On February 16, 2000, Terra's Board of Directors approved, as recommended by its Personnel Committee, the grant of the following restricted shares under Terra's 1997 Stock Incentive Plan: 200,000 to Mr. Joyce; 100,000 to Mr. Bennett; 80,000 to Mr. Meyer; 75,000 to Mr. Rosenbury and 75,000 to Mr. Valentine. The closing price per common share on the New York Stock Exchange ("NYSE") on the date of the award was $2.0625. The restrictions lapse on the earlier of (i) the business day following the third anniversary of the date of award (i.e., February 17, 2003) or (ii) specified changes in control or ownership of Terra (as defined in the award).

/6/ "All Other Compensation" comprises amounts contributed, allocated or accrued for the named executive officers under both Terra's Employees' Savings and Investment Plan and Supplemental Deferred Compensation Plan. The value accrued under Terra's Employees' Savings and Investment Plan and the value accrued under the Supplemental Deferred Compensation Plan (shown in parenthesis) in 2000 was: Mr. Joyce $8,143 and ($0); Mr. Bennett $8,458 and ($0); Mr. Meyer $8,446 and ($0); Mr. Rosenbury $8,429 and ($1,142); Mr.
     Valentine $8,430 and ($0). In 1999, Mr. Joyce $8,145 and ($0); Mr. Bennett $8,023 and ($5,692); Mr. Meyer $8,008 and ($1,550); Mr. Rosenbury $8,020
     and ($1,590); Mr. Valentine $8,041 and ($0). In 1998, Mr. Joyce $8,030 and
     ($22,139); Mr. Bennett $8,027 and ($6,896); Mr. Meyer $8,048 and ($2,332);
     Mr. Rosenbury $8,268 and ($1,782); Mr. Valentine $8,028 and ($1,366).

/7/ "Other Annual Compensation" for Mr. Rosenbury in 2000 consists of: (i) a tax gross-up for excess U.K. taxes over hypothetical U.S. federal and state taxes - $20,029; and (ii) taxable reimbursement of expatriate living expenses while on assignment in the U.K. - $769.

/8/ "Other Annual Compensation" for Mr. Rosenbury in 1999 consists of: (i) a tax gross-up for excess U.K. taxes over hypothetical U.S. federal and state taxes - $15,325; and (ii) taxable reimbursement of expatriate living expenses while on assignment in the U.K. - $24,750.

/9/ "Other Annual Compensation" for Mr. Rosenbury in 1998 consists of: (i) a tax gross-up for excess U.K. taxes over hypothetical U.S. federal and state taxes - $28,170; (ii) taxable reimbursement of expatriate living expenses while on assignment in the U.K. - $19,898; and (iii) a tax gross-up with respect to certain U.S.-taxable perquisites - $2,320.

Option Exercises and Year-End Value Table

         The following table provides information concerning the exercise of stock options during 2000 as well as the number and value of unexercised options to purchase Terra common stock granted under Terra's stock incentive plans.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND DECEMBER 31, 2000 OPTION VALUES

========================================================================================================================
                                                               Number of Securities          Value of Unexercised
                               Number of                      Underlying Unexercised        in-the-Money Options at
                                shares                     Options at December 31, 2000      December 31, 2000 /1/
                                                                                                                -
                            acquired on
         Name                 exercise in       Value    ---------------------------------------------------------------
                                 2000         Realized    Exercisable    Unexercisable     Exercisable   Unexercisable
------------------------------------------------------------------------------------------------------------------------
  Burton M. Joyce                  -0-           -0-          563,333          276,667          -0-          -0-

  Michael L. Bennett               -0-           -0-           53,333          106,667          -0-          -0-

  Francis G. Meyer                 -0-           -0-           33,333           66,667          -0-          -0-

  George H. Valentine              -0-           -0-           30,000           60,000          -0-          -0-

  W. Mark Rosenbury                -0-           -0-           53,000           60,000          -0-          -0-
========================================================================================================================


/1/  Based on the closing price per share on the New York Stock
     Exchange-Composite Transaction of Terra common stock on December 31, 2000 ($2.50).

                              PENSION PLAN TABLES

         The following table shows for Messrs. Joyce and Rosenbury and certain other employees retiring in 2000 the estimated annual retirement benefit payable on a straight life annuity basis under the Employees' Retirement Plan (the "Retirement Plan") and Terra's Excess Benefit Plan (the "Excess Benefit Plan"), on a non-contributory basis, at various levels of accrued service and compensation.

===================================================================================================================

    Remuneration                                           YEARS OF CREDITED SERVICE
                            5              10               15             20              25              30
--------------------------------------------------------------------------------------------------------------------
     $  150,000         $12,072        $ 24,144         $ 36,216        $ 48,288        $ 60,360        $ 72,432
        250,000          20,822          41,644           62,466          83,288         104,110         124,932
        500,000          42,697          85,394          128,091         170,788         213,485         256,182
        750,000          64,572         129,144          193,716         258,288         322,860         387,432
      1,000,000          86,447         172,894          259,341         345,788         432,235         518,682
--------------------------------------------------------------------------------------------------------------------

         Average compensation (as defined under the Retirement Plan) as of December 31, 2000 for Mr. Joyce was $1,025,413 and for Mr. Rosenbury was $370,936. The estimated credited years of service under the retirement plan for Mr. Joyce was 14 and for Mr. Rosenbury was 13.

         Certain other Terra executive officers and employees, including Messrs. Bennett, Meyer and Valentine, are entitled to the estimated annual retirement benefit (payable on a straight life annuity basis) under the Retirement Plan and Excess Benefit Plan as set forth in the following table:


===================================================================================================================

    Remuneration                                           YEARS OF CREDITED SERVICE
                            5              10               15             20              25              30
-------------------------------------------------------------------------------------------------------------------
     $  150,000        $ 10,572        $ 21,144         $ 31,716        $ 42,288        $ 52,860        $ 63,432
        250,000          18,322          36,644           54,966          73,288          91,610         109,932
        500,000          37,697          75,394          113,091         150,788         188,485         225,182
        750,000          57,075         114,144          171,216         228,288         285,360         342,432
      1,000,000          76,448         152,894          229,341         305,788         382,235         458,682
===================================================================================================================

         Average compensation (as defined under the Retirement Plan) as of December 31, 2000 for Mr. Bennett was $357,644; for Mr. Meyer $311,029; and for Mr. Valentine $284,879. The estimated credited years of service under the Retirement Plan for each such officer was as follows: Mr. Bennett - 27; Mr. Meyer - 18; and Mr. Valentine - 7.

         "Compensation" under the Retirement Plan includes the total salary and wages paid to a participant, including bonuses, overtime, commissions and elective contributions made by Terra on behalf of the participant pursuant to Internal Revenue Code (the "Code") sections 401(k) or 125. Covered earnings are limited by Section 401(a)(17) of the Code to $170,000 in 2000. The above benefits are subject to the limitations of Section 415 of the Code, which provides for a maximum annual payment of approximately $135,000 in 2000. Under the Excess Benefit Plan, however, Terra will supplement those benefits so that the amount the participant will receive will be equal to the amount that would have been received under the Retirement Plan but for such limitations. "Compensation" under the Excess Benefit Plan also includes amounts deferred under the Supplemental Deferred Compensation Plan.

Employee Contracts, Termination of Employment and Change of Control Arrangements

         Terra's chief executive officer and each of the other named executive officers are party with Terra to an executive retention agreement. Each such agreement provides the executive with certain benefits if his employment is terminated under specified conditions. To receive benefits, the executive must be terminated within two years (three years for Mr. Joyce) of a change of control (as defined in the agreement) of Terra. In addition, such termination must be made either by Terra or a successor entity without cause, or by the executive for good reason.

         Benefits under the executive retention agreements include (a) continuation of base salary and bonus for two years (three years in the case of Mr. Joyce); (b) continuation of medical and dental benefits for two years (three years in the case of Mr. Joyce); (c) payment of accrued but unpaid compensation;
(d) automatic vesting in Terra's Excess Benefit Plan with an addition of two years (a maximum of eight years in the case of Mr. Joyce) to the credited service level and the age of the participant for purposes of computing the accrued benefits under the Excess Benefit Plan; (e) certain outplacement services; and (f) office space and secretarial support for one year for Mr. Joyce. Such benefits are in lieu of any other severance benefits that may otherwise be payable. Compensation earned from other employment shall not reduce the amounts otherwise payable by Terra. Terra also agreed to reimburse each such officer on an after-tax basis for any excise tax incurred as a result of the "excess parachute payment" provisions of the Internal Revenue Code.

Director Compensation

         Beginning in August, 1999, the Board of Directors decided to compensate directors who are not Terra employees by granting stock-based awards under Terra's 1997 Stock Incentive Plan in replacement of the former cash-based compensation policy. (Directors continue to be reimbursed in cash for their expenses in attending meetings of the Board and its committees.) Pursuant to this policy, grants of restricted stock were made in May, 2000 as follows: Mr. Loomis, Chairman of the Board, was granted 45,000 shares of restricted common stock. Each of Mr. Norton, chairman of the audit committee, and Mr. Slack, chairman of the personnel committee, was granted 12,000 shares of restricted common stock. Each of the remaining non-employee directors was granted 10,000 shares of restricted common stock. The restrictions lapse upon the earlier of
(i) a change of control of Terra (as defined in the award) and (ii) the second anniversary of the date of award.

         Mr. Loomis is party with Terra to an executive retention agreement. This agreement provides for a lump-sum payment of $500,000 to Mr. Loomis if he is terminated as Chairman under specified conditions. To receive benefits, Mr. Loomis must be terminated within two years of a change in control of Terra. In addition, such termination must be made either by Terra or a successor entity without cause, or by Mr. Loomis for good reason.

Performance Graph

         The SEC requires that a comparative performance graph be included with this proxy statement. A line-graph presentation is required, comparing cumulative, indexed, five-year stockholder returns on specified, hypothetical investments. These investments must include the S & P 500 Stock Index and either a nationally-recognized industry standard or an index of peer companies selected by Terra.

         Terra has for some years chosen to use a self-selected industry peer group. The peer group is intended to reflect as closely as possible Terra's business as a producer of nitrogen products and methanol for agricultural and industrial customers.

         The peer group consists of the following companies: Agrium Inc.; Lyondell Chemical Company; Methanex Corp.; Mississippi Chemical Corporation; Norsk Hydro ASA; Potash Corporation of Saskatchewan Inc.; and Terra Nitrogen Company, L.P.

         The graph below assumes an investment of $100 at the close of the last trading day in 1995. Three alternative investments are compared: Terra common stock; the S & P 500 Stock Index; and the industry peer group.

                        Five-Year Stock Performance Graph

                             [GRAPH APPEARS HERE]

              -----------------------------------------------------------------------------------
                                                              December 31,
                                         1995      1996      1997      1998      1999      2000
              -----------------------------------------------------------------------------------
              Terra Industries Inc.     100.00    105.60     94.81     46.22     11.82     18.97
              S&P 500 Stock Index       100.00    122.96    163.98    255.21    255.21    231.98
              Industry Peer Group       100.00    122.58    120.11     84.30     85.44    104.03
              -----------------------------------------------------------------------------------

         This graph may not be regarded as part of any Terra filing made under the Securities Act of 1933 or under the Securities Exchange Act of 1934. This is true even if such filings contain statements incorporating this proxy by general reference. This graph can only be regarded as filed under these laws by a statement specifically incorporating this information into such filing.

Compensation Committee Interlocks and Insider Participation

         No director has any direct or indirect material interest in or relationship with Terra other than stockholdings as discussed above and as related to his or her position as a director, except as described under the caption "Certain Relationships and Related Transactions." No officer or other employee of Terra served on the board of directors of any other entity, where any officer or director of such entity also served on Terra's Board.

                       REPORT ON EXECUTIVE COMPENSATION

General Policy

         The foundation of Terra's compensation policy is to retain and motivate executive officers and other employees who are capable of leading Terra in achieving its business objectives and in creating stockholder value. The compensation of executive officers is reviewed and approved annually by the personnel committee of the Board of Directors, which is comprised entirely of directors who are not Terra employees. Terra's executive compensation program is intended to be (1) competitive; (2) tied to performance; and (3) aligned with stockholder interests. The three general elements of Terra's executive compensation program are base salary, annual incentive awards and long-term incentive compensation. Incentive awards are made under Terra's Incentive Award Program for Officers and Key Employees (the "Key Executive Plan"). Long-term incentive compensation consists of stock options, restricted stock or other award opportunities offered under Terra's stockholder-approved stock incentive plans (the "Long Term Plans"). As an executive officer's level of responsibility increases, a greater portion of his or her total compensation is based on annual and long term incentive compensation and less on base salary.

         The compensation of Terra executive officers is intended to be competitive with that offered by a performance peer group to persons with comparable experience and responsibilities. The performance peer group is comprised of companies of similar size or market capitalization to Terra and engaged in businesses similar to Terra's. The performance peer group includes most of the companies in the industry peer group selected for the comparative performance graph above. The performance peer group also includes other chemical companies in order to better reflect Terra's nitrogen and methanol businesses, the relative size of Terra's revenue base and competition for executive-level talent. The personnel committee of the Board periodically obtains advice from an independent compensation consultant concerning total compensation competitiveness versus the performance peer group, including salary, annual incentives and long term awards. In addition, salary and incentive compensation information for comparable executive positions in other industries is obtained at least annually from sources covering a wide variety of industry segments, including non-durable goods manufacturers and manufacturers of chemicals other than nitrogen products and methanol.

         The Internal Revenue Code limits the ability of Terra to deduct from taxable income compensation paid to any executive in excess of $1 million. In the event compensation for any Terra executive exceeds this $1 million threshold, the personnel committee will balance the benefits of tax deductibility with its responsibility to retain and motivate executives with competitive compensation programs. As a result, the personnel committee may take actions it deems to be in the best interest of Terra stockholders, including:
(1) provide non-deductible compensation above the $1 million threshold; (2) require the executive to defer a portion of bonus or other compensation in excess of this threshold to a time when payment may be deductible by Terra; and/or (3) modify Terra compensation programs to qualify bonuses or other performance-based compensation to be exempt from the deduction limit.

Base Salary

         Annual base salaries paid to Terra's executive officers are fixed at levels generally competitive with amounts paid to executive officers with comparable experience and responsibilities in the performance peer group.

         Changes in the base salaries of executive officers (other than Mr. Joyce) are reviewed by the committee annually with Mr. Joyce and the Senior Vice President and Chief Administrative Officer and are largely based on the individual's performance and contribution to Terra. In addition, the committee periodically obtains advice from an independent compensation consultant concerning salary competitiveness. The salary survey and other information provided by the compensation consultant is then considered along with factors relating to the executive officer's performance to determine appropriate adjustments to base salaries. The Committee determines base salary in the case of a significant promotion or new hire on a basis consistent with Terra's compensation policy.

Annual Incentive Awards

         In making annual incentive awards, the personnel committee of the Board reviews the Key Executive Plan in the first quarter of each year. At this time, the committee approves an incentive award pool which is based on a target percentage of each executive officer's salary and on the achievement by Terra of certain targeted financial goals. The targeted percentage of salary generally increases with the executive officer's level of responsibility. The targeted financial goals are proposed by Terra management and reviewed by the committee.

         The overall incentive award pool is increased or reduced based on Terra's performance measured against the targeted financial goals. Individual awards are then increased or reduced based on the executive officer's achievement of personal goals and the size of the incentive award pool. A set of individual goals are established each year by each executive and the senior officer he or she reports to, or in the case of Mr. Joyce, the personnel committee.

         For incentive awards made payable in 2001 under the Key Executive Plan for service to Terra in 2000, the targeted financial goals were based on net income. In determining an individual award, achievement of targeted financial goals was given primary weight and achievement of individual goals was given a weight of up to 34%. Because the Corporation failed to attain the targeted financial goals in 2000, the overall pool was reduced by approximately two-thirds. Accordingly, incentive compensation awarded in 2001 under the 2000 Plan to the named executive officers reflected only the portion of the pool devoted to individual achievement on personal goals.

Long Term Awards

         Long term incentive awards under the Long Term Plans are designed to provide an incentive to executive officers in increasing stockholder value on a sustained basis. Based on various factors, including the recommendations of an independent compensation consultant, the personnel committee of the Board from time to time issues incentive stock options, non-qualified stock options and restricted shares. The committee also periodically grants awards in the case of significant promotions or new hires on a basis consistent with Terra's general compensation policy.

         In deciding to grant long term incentive awards to Terra's executive officers, the committee recognizes that (i) the value of the awards will not be immediately realized, (ii) will be dependent on building profitability and stockholder value well after the date of grant, and (iii) will provide a continuing incentive to executive officers long after the award has actually been earned. Individual awards continue to take into account the respective scope of accountability, strategic and operational responsibilities and the contribution of each executive officer.

         The committee periodically grants stock options to key employees and restricted shares to a small group of high-ranking employees. The personnel committee and/or the full Board of Directors took the following actions in 2000 concerning long term incentive awards with the advice of an independent compensation consultant:

         .     Granted no stock options in 2000.
         .     Granted restricted stock to a small group of high-ranking
               executives consisting of the chief executive officer, the four other named executive officers and one other key executive on a basis generally consistent with prior awards and their value on the date of grant.

CEO Compensation

         Base Salary. In determining Mr. Joyce's base salary each year, the personnel committee (with the advice of an independent compensation consultant) considers several factors. These factors include salaries for comparable positions in companies within the performance peer group and Mr. Joyce's continuing efforts to improve Terra's operating results and to preserve and enhance stockholder value. No specific weight is given to these factors in determining base salary. In consideration of the continuing industry downturn, its effect on Terra's stock price and Terra's reduced size after the sale of its distribution business, Mr. Joyce's base salary of $670,000 was reduced in August 1999 to $502,500 and was not increased in 2000. This base salary is below the midpoint salaries for comparable positions in the performance peer group.

         Annual Incentive Awards. Mr. Joyce's target salary percentage for purposes of calculating his annual incentive award under the Key Executive Plan was 60%. Reflecting Terra's failure to achieve its targeted financial goals for 2000 (as discussed above), while also recognizing Mr. Joyce's individual performance in 2000, an award of $75,000 in incentive compensation was made in 2001 for service in 2000.

         Long Term Awards. The personnel committee and/or the full Board of Directors took action in 2000 concerning long term incentive awards to Mr. Joyce. Several factors, along with the advice of an independent compensation consultant, were considered in taking this action. This action was also generally consistent with actions taken on behalf of Terra's other executive officers. Factors considered included the value of awards typically given chief executive officers of companies within the performance peer group. As a result, in February 2000 Mr. Joyce was granted 200,000 shares of restricted stock. No stock options were granted to Mr. Joyce in 2000.

         Other Compensation. Mr. Joyce and Terra are party to an executive retention agreement, the terms of which are described above under "Employee Contracts and Termination of Employment and Change of Control Arrangements."









The Personnel Committee
of the Board of Directors
of Terra Industries Inc.


E.G. Beimfohr
E.M. Carson
H.R. Slack, Chairman

                            Audit Committee Report

         The responsibilities of the audit committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors (a copy of which is attached to this Proxy Statement as Appendix A), include providing oversight to Terra's financial reporting process through periodic meetings with Terra's independent auditors, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of Terra is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The audit committee, in carrying out its role, relies on Terra's senior management, including senior financial management, and its independent auditors.

         We have reviewed and discussed with senior management Terra's audited financial statements included in the 2000 Annual Report to Stockholders. Management has confirmed to us that the data in such financial statements (i) has been prepared with integrity and objectivity and is the responsibility of management and, (ii) has been prepared in conformity with generally accepted accounting principles.

         We have discussed with Deloitte & Touche, our independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of Terra's financial statements, including with respect to (i) their responsibility under generally accepted auditing standards, (ii) significant accounting policies,
(iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

         We have received from Deloitte & Touche a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Deloitte & Touche and Terra that in their professional judgment may reasonably be thought to bear on independence. Deloitte & Touche has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of Terra within the meaning of the federal securities laws.

         Based on the review and discussions described above with respect to Terra's audited financial statements included in Terra's 2000 Annual Report to Stockholders, we have recommended to the Board of Directors that such financial statements be included in Terra's Annual Report on Form 10-K for filing with the SEC.

         As specified in the Audit Committee Charter, it is not the duty of the audit committee to plan or conduct audits or to determine that Terra's financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of management and Terra's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that the data in such financial statements has been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of Terra's independent auditors with respect to such financial statements.


The Audit Committee
of the Board of Directors
of Terra Industries Inc.


C.L. Brookins
D.E. Fisher
J.R. Norton III, Chairman

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Terra's U.K. business purchases potash in the ordinary course of its business and on an arms-length basis from a subsidiary of Anglo American. This supply relationship began before this business was purchased by Terra in 1997. Potash and ammonium nitrate are used in the U.K. business to make blended fertilizers. These blended fertilizers represent 5% or less of sales for the U.K. business.

         From time to time Terra uses one or more investment banking firms to advise on potential transactions. In 2000, Lazard LLC provided advisory services to Terra in connection with the potential disposition of Anglo American's Terra shares and other potential transactions. Mr. Loomis, Chairman of Terra's Board of Directors, was also a Managing Director of Lazard LLC until November, 2000 when he was named Chief Executive Officer.


             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

         The Board of Directors recommends that the stockholders ratify its selection of Deloitte & Touche LLP as independent accountants for Terra for the fiscal year 2001. Deloitte & Touche LLP also serves as independent accountants for Anglo American and various subsidiaries of Anglo American.

Audit Fees

         Terra estimates that the aggregate fees billed by its independent auditors for professional services rendered in connection with (i) the audit of Terra's annual financial statements set forth in Terra's Annual Report on Form 10-K for the year ended December 31, 2000, and (ii) the review of Terra's quarterly financial statements set forth in Terra's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000, equal approximately $389,718.00.

Financial Information Systems Design and Implementation Fees

         There were no fees billed by its independent auditors in this category.

All Other Fees

         Terra estimates that the aggregate fees for all other services rendered by its independent auditors for Terra's most recent fiscal year equal approximately $473,675.00. These fees included work performed by the independent auditors with respect to tax projects and consulting projects.

         The Audit Committee has advised Terra that it has determined that the non-audit services rendered by Terra's independent auditors during Terra's most recent fiscal year are compatible with maintaining the independence of such auditors.

         The Board of Directors intends to introduce at the annual meeting the following resolution:

         RESOLVED, that selection by the Board of Directors of the Corporation of Deloitte & Touche LLP as independent accountants for the Corporation for the year 2001 be, and it hereby is, ratified.

         It is expected that members of Deloitte & Touche LLP will attend the annual meeting to make a statement if they desire to do so and to respond to any appropriate questions that may be asked by stockholders.

         To ratify the Board's selection of independent accountants, over half of the votes cast "for" or "against" such ratification must be cast "for." Abstentions and broker non-votes will not be counted as a vote against this proposal.

         The Board of Directors recommends that you vote FOR the ratification of its selection of independent accountants.


          SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

         Proposals of stockholders intended to be submitted at the 2002 annual meeting of stockholders must be received by Terra at its principal executive offices on or before November 22, 2001 to be eligible for inclusion in Terra's proxy statement and accompanying proxy for such meeting. If a stockholder intends to bring a matter before the 2002 annual meeting of stockholders other than by submitting a proposal for inclusion in the proxy statement, the stockholder must give timely notice to Terra and otherwise satisfy the requirements of the Securities Exchange Act of 1934. To be timely, such notice must be received by the Corporate Secretary at Terra's principal executive offices on or before February 7, 2002.


                                 MISCELLANEOUS

         Terra will pay the cost of soliciting of proxies. Proxies are being solicited through the mail. Certain Terra employees, without additional compensation, may also solicit proxies personally, by telephone or by facsimile. Terra does not expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy material to principals and obtaining their proxies.

         A copy of Terra's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission (without exhibits) will be made available to stockholders without charge upon written request to the Corporate Relations Department, Terra Industries Inc., Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102-6000.

                                                                  March 21, 2001

                                                                      Appendix A

                             TERRA INDUSTRIES INC.
                              BOARD OF DIRECTORS
                            AUDIT COMMITTEE CHARTER

AUTHORITY
---------

         Primary responsibility for the company's financial reporting and internal operating controls rests with senior management as overseen by the Board of Directors. The audit committee is a standing committee of the Board established to assist it in fulfilling its responsibilities. The audit committee is intended to provide an open line of communication between internal auditors, the independent accountants and the Board.

         The audit committee shall have unrestricted access to company personnel and documents and will be given the resources necessary to discharge its responsibilities. The committee is authorized to employ outside experts, at the company's expense, to assist the committee in fulfilling its responsibilities.

COMPOSITION AND QUALIFICATIONS
------------------------------

         The committee shall be comprised of three or more directors who are elected by the Board of Directors. The committee shall meet the independence requirements of the New York Stock Exchange, Inc. One of the members shall be appointed committee chairman by the Board of Directors. Each member of the audit committee shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment. At least one member shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

MEETINGS
--------

         The audit committee will hold at least two meetings per year, one pre-audit engagement and one post-audit. The committee chairman may call a meeting at any time and must call a meeting within a reasonable time if requested to do so by a committee member. The affirmative vote of a majority of the members (or unanimous written consent) of the committee is required to adopt a motion or take any action. The committee chairman is a voting member of the committee.

RESPONSIBILITIES
----------------

1.       Financial Reporting
         -------------------

         The audit committee shall review the company's financial reporting and the financial disclosures made by management on the company's financial condition, results of operations and plans and long-term commitments. To accomplish this, the audit committee will:

         a. Oversee the external audit coverage. The Company's independent accountants are ultimately accountable to the Board of Directors and the Audit Committee, which have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountant. Such oversight shall be with respect to:

                  .   Annual nomination of the independent accountants.
                  .   Auditor engagement letters.
                  .   Scope of audit.
                  .   Estimated fees.
                  .   Monitoring of audit results.
                  .   Review of auditor's performance.

          b. Obtain confirmation and assurance of public accountant's independence including ensuring that the independent accountant submits on a periodic basis to the audit committee a formal written statement delineating all relationships between the independent accountant and the company and that the audit committee is responsible for actively engaging in a dialogue with the independent accountant with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and for recommending that the Board of Directors take appropriate action in response to the outside auditors' report to satisfy itself of the outside auditors' independence.

          c. Review the financial statements, including annual financial statements, auditor's opinion and management letters.

          d. Discuss with the independent accountant matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

          e. Review accounting policies and policy decisions including resolution of any significant reporting or operational issues affecting the financial statements.

          f. Inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had or may have a material impact on the financial statements.

          g. Arrange for period reports from management and the independent accountant to assess the impact of significant regulatory changes and accounting or reporting developments proposed by the Financial Accounting Standards Board or the SEC or any other significant matters that may affect the company.

          h. Obtain from management a notification of issues and responses whenever a second opinion is sought from an independent public accountant.

          i. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

          j. The committee (or its chairman if the committee so delegates) shall review quarterly reports on Form 10-Q prior to filing with the SEC and discuss the contents of such reports with management and the independent accountant as the committee (or its chairman, if so delegated) deems appropriate.

2.        Corporate Ethics and Regulatory Compliance
          ------------------------------------------

          The audit committee shall monitor compliance with pertinent laws and regulations relating to accounting, financial matters, environmental, safety and other regulatory concerns, as well as oversee controls against employee conflict of interest, fraud, and legal and regulatory compliance. To accomplish this, the audit committee will:

          a. Review corporate policies relating to ethics, conflict of interest and the investigation of misconduct or fraud.

          b. Review management's handling of significant cases of employee conflict of interest, misconduct or fraud.

          c. As a supplement to discussions that the full Board of Directors may have on legal matters, meet with the company's General Counsel, as necessary, to discuss legal issues that may have a significant impact on the company.

          d. As a supplement to discussions that the full Board of Directors may have on environmental and safety matters, meet with the company's Vice President of Environmental, Health and Safety, as necessary, to discuss ongoing compliance concerns.

3.        Internal Audit and Control
          --------------------------

          To fulfill its oversight responsibilities, the audit committee will:

          a. Consider in consultation with management, the independent accountant and director of internal audit, the annual plan and scope of internal audit activities.

          b.      Review with director of internal audit:

                  .   results of internal audit activities
                  .   changes required from planned scope of audit plan
                  .   internal audit budgets and staffing
                  .   internal audit department charter
                  .   coordination of activities with independent accountants

          c. Review the appointment, replacement, reassignment or dismissal of the director of internal audit.

          d. Review with independent accountants and director of internal audit the adequacy of the company's internal controls, including information technology controls and security, and any related significant findings and recommendations.

          e. Review management's plan to monitor compliance with internal controls.

          f. Communicate privately with the internal auditor and the independent accountants in separate executive sessions to discuss pertinent matters, including quality of financial and accounting personnel, and to determine if any restrictions have been placed by management on the scope of their examination or if there are other matters that should be discussed with the audit committee.

          g. Direct special investigations into significant matters brought to its attention within the scope of its duties.

          h.      Report audit committee activities to the Board regularly.

4.        Audit Committee Charter Review
          ------------------------------

          The Audit Committee shall review and assess the adequacy of this charter annually and recommend any proposed changes to the Board of Directors.

          While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws and regulations and the Company's corporate policies.

[Terra Industries-Proxy card Lot A]

Please mark your
votes as in this
example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1 and 2.
The Board of Directors recommends a vote FOR proposals 1 and 2.
1.  Election of Directors. (see reverse)
2.  Approval of independent accountants
For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

 Change of  Address or Comments
     (on reverse).
     I will attend the Annual Meeting
  The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

--------------------------------------------------------------------------------
SIGNATURE(S)                           DATE
--------------------------------------------------------------------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee, or guardian, please also give your full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.


                           s Fold and Detach Here s

[TERRA LOGO HERE]



TERRA INDUSTRIES INC.

Annual Meeting of Stockholders

                           Date:   Thursday, April 26, 2001

                           Time:   9:00 A.M.

PLACE: Sioux City Convention Center
       801 Fourth Street
       Sioux City, Iowa 51101

TERRA INDUSTRIES INC.

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints WILLIAM R. LOOMIS, JR., BURTON M. JOYCE and FRANCIS G. MEYER, jointly and severally, as proxies, with power of substitution, to vote at the Annual Meeting of Stockholders (including adjournments) of TERRA INDUSTRIES INC. to be held April 26, 2001, with all powers the undersigned would possess if personally present, on the election of directors, on the Proposals described in the Proxy Statement and, in accordance with their discretion, on any other business that may come before the meeting.

(Comments or Change of Address)


Election of Directors, Nominees:

E.G. BEIMFOHR, C.L. BROOKINS, E.M. CARSON,
T.H. CLAIBORNE, E.K. DIACK, D.E. FISHER, B.M. JOYCE,
W.R. LOOMIS, JR., J.R. NORTON III and H.R. SLACK



                                    (If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.


SEE REVERSE
SIDE
                           s Fold and Detach Here s


"Fax On-Call" News Release Service Available

         Terra offers a toll-free number you can use to obtain company announcements. This service, available 24 hours a day, is a quick way to receive quarterly earnings reports and other company news.

         Just dial 1-800-758-5804 and use the Terra code, 437906.

         Our goal is to provide you and other interested investors with timely information, efficiently and cost effectively.

         * * * * *

Don't forget to visit our website located at www.terraindustries.com. Let us know what you think of it and how we can make it more useful to you.

[Terra Logo here]

[Terra Industries (Lot C) Proxy card]

Please mark your
votes as in this
example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

The Board of Directors recommends a vote FOR proposals 1 and 2.

1.  Election of Directors. (see reverse)
2.  Approval of independent accountants

For, except vote withheld from the following nominee(s):

-------------------------------------------------------------------------------

 Change of  Address or Comments
     (on reverse).
     I will attend the Annual Meeting
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

-------------------------------------------------------------------------------
SIGNATURE(S)                           DATE
-------------------------------------------------------------------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee, or guardian, please also give your full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.



s Fold and Detach Here s



[Terra logo here]

Terra Industries Inc.
Annual Meeting of Stockholders

                           Date:   Thursday, April 26, 2001

                           Time:   9:00 A.M.

PLACE:   Sioux City Convention Center
     801 Fourth Street
     Sioux City, Iowa 51101

TERRA INDUSTRIES INC.

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints WILLIAM R. LOOMIS, JR., BURTON M. JOYCE and FRANCIS G. MEYER, jointly and severally, as proxies, with power of substitution, to vote at the Annual Meeting of Stockholders (including adjournments) of TERRA INDUSTRIES INC. to be held April 26, 2001, with all powers the undersigned would possess if personally present, on the election of directors, on the Proposals described in the Proxy Statement and, in accordance with their discretion, on any other business that may come before the meeting.


(Comments or Change of Address)

Election of Directors, Nominees:

E.G. BEIMFOHR, C.L. BROOKINS, E.M. CARSON,
T.H. CLAIBORNE, E.K. DIACK, D.E. FISHER, B.M. JOYCE,
W.R. LOOMIS, JR., J.R. NORTON III and H.R. SLACK



                                    (If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

SEE REVERSE
SIDE

s Fold and Detach Here s

"Fax On-Call" News Release Service Available

         Terra offers a toll-free number you can use to obtain company announcements. This service, available 24 hours a day, is a quick way to receive quarterly earnings reports and other company news.

         Just dial 1-800-758-5804 and use the Terra code, 437906.

         Our goal is to provide you and other interested investors with timely information, efficiently and cost effectively.

         * * * * *

Don't forget to visit our website located at www.terraindustries.com. Let us know what you think of it and how we can make it more useful to you.

[Terra logo here]